Page 25 of 30 Pages

Exhibit 99.5

Barington Companies Equity Partners, L.P.	Clinton Multistrategy Master Fund, Ltd.
c/o Barington Capital Group, L.P.	c/o Clinton Group, Inc.
888 Seventh Avenue, 17th Floor	9 West 57th Street, 26th Floor
New York, New York 10019	New York, New York 10019

December 8, 2008

VIA FACSIMILE AND OVERNIGHT DELIVERY

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Attn:  Corporate Secretary

Re:

Inspection of Books and Records

Dear Sir or Madam:

Barington Companies Equity Partners, L.P., a Delaware limited partnership (“Barington”), is the beneficial owner of 422,980 shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), of Dillard’s, Inc., a Delaware corporation (the “Company”), 1,000 shares of which are held of record (the “Barington Shares”).  Clinton Multistrategy Master Fund, Ltd., a Cayman Islands company (“Clinton”), is the beneficial owner of 370,935 shares of Class A Common Stock of the Company, 100 shares of which are held of record (the “Clinton Shares”).

As the record owner of the Barington Shares and the Clinton Shares, respectively, Barington and Clinton each hereby demands, pursuant to Section 220 of the Delaware General Corporation Law and the common law of the State of Delaware, during the usual hours for business, to inspect the following books and records of the Company and to make copies or extracts therefrom:

1.

Copies of Board of Director and Committee Meeting Minutes

(a)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to the decision of the Board not to form a nominating committee, corporate governance committee or other committee with similar functions.

(b)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to the decision of the Board or any committee thereof to amend the Bylaws of the Company to provide for a majority voting standard for the election of directors, including, without limitation, minutes pertaining to any decision of the Board or any committee thereof to exclude from such amendment a customary exception for contested elections.

Page 26 of 30 Pages

(c)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to (i) any consideration, authorization or approval by the Board or any committee thereof over the past ten (10) years pertaining to any service performed or proposed to be performed by CDI Contractors LLC, CDI Contractors Inc., Construction Developers Inc., Bragg’s Electric Construction Company or any other entity directly or indirectly affiliated with the Company that is primarily engaged in the construction business for or on behalf of any director, executive officer or member of the Dillard family, (ii) the decision to retain Stephens Inc. to assist the Company in evaluating its options with regard to its partial ownership interest in CDI Contractors LLC and (iii) the decision for the Company to purchase the outstanding interest in CDI Contractors LLC that it did not already own.

(d)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to any potential conflict of interest or related-party transaction or violation or waiver of the Company’s Code of Conduct or similar policies considered by the Board of Directors or any committee thereof with respect to any officer, director or employee of the Company (or any relative or entity affiliated with any such person) during the past ten (10) years.

(e)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to the decision by the Board to employ, or continue to employ, William Dillard II, Alex Dillard, Mike Dillard and Drue Corbusier as the top executive officers of the Company, including, without limitation, minutes pertaining to any decision of the Board or any committee thereof pertaining to the consideration of alternative or additional candidates.

(f)

Copies of all minutes of the Board of Directors of the Company and all relevant committees of the Board (including, in each case, any action taken by written consent without a meeting) pertaining to the compensation paid to the Company’s executive officers over the past ten (10) years, including, without limitation, copies of any compensation studies or reports considered by the Board or any committee thereof in connection therewith.

2.

Records of Actual or Proposed Transactions between the Company and its Executive Officers or Directors Relating to the Use or Acquisition of Certain Assets

(a)

All books and records of the Company pertaining to any perquisites or non-cash compensation provided or made available to any executive officer or director of the Company or the acquisition by the Company of assets intended to be available for use (whether for business or personal reasons) by any executive officer or director of the Company over the past five (5) years, including:

▪

real property (including private residences and vacation property);

▪

aircraft (including fractional participations in aircraft);

▪

watercraft;

▪

tickets for sporting, performing arts or other events;

▪

country club or golf club memberships;

▪

recreational, vacation or other properties; or

▪

other similar assets or benefits.

Page 27 of 30 Pages

(b)

In addition, please provide all books and records of the Company pertaining to any payments made by the Company to any executive officer or director over the past five (5) years relating to the actual or proposed use by the Company of, or any benefit derived by the Company from, any of the assets described in item 2(a) above owned or leased by such person.  Please also provide all books and records of the Company pertaining to any payments made by any executive officer or director of the Company over the past five (5) years relating to the actual or proposed use of, or benefit derived from, any of the assets described in item 2(a) above owned or leased by the Company.

3.

Records Pertaining to Company Aircraft

All books and records of the Company pertaining to all aircraft owned or leased by or on behalf of the Company or otherwise utilized by any officer, director or employee of the Company over the past five (5) years, including, without limitation, model and tail numbers, purchase price (or lease expense), sales price (or lease termination expense) and annual operating data as well as flight travel logs and other documentation setting forth the date, destination, passengers and purpose of each flight during such time period.

4.

Records Pertaining to CDI Contractors and Other Affiliates Engaged in the Construction Business

All books and records of the Company pertaining to CDI Contractors LLC, CDI Contractors Inc., Construction Developers Inc., Bragg’s Electric Construction Company and any other entity directly or indirectly affiliated with the Company that is primarily engaged in the construction business, including, without limitation (a) information as to the ownership of each entity and details of any past or present employment, contractual or other business arrangements between such entity and any member of the Dillard family, (b) details of any construction work performed by such entity for or on behalf of any member of the Board or the Dillard family, (c) information pertaining  to the restatement of the Company’s financial statements resulting from the Company’s internal review of the financial records of CDI Contractors LLC and (d) information concerning the Company’s August 2008 acquisition of the outstanding interest in CDI Contractors LLC that it did not already own.

5.

Records Pertaining to Family and Business Relationships

(a)

A list of any family members of any current executive officer or director of the Company who is or has been employed or engaged by the Company or any of its subsidiaries in any respect during the past five (5) years, together with their position and annual compensation.

(b)

A list of any family relationships between any current executive officer or director of the Company and any other current or former executive officer or director of the Company, as well as all books and records of the Company pertaining to the decision of the Board to hire or appoint such executive officer or director.

(c)

A list of any business or personal relationships between any current executive officer or director of the Company and any other current or former executive officer or director of the Company, as well as all books and records of the Company pertaining to the decision of the Board to hire or appoint such executive officer or director.

Page 28 of 30 Pages

6.

Travel and Business Expense Reimbursement Reports

Copies of all books and records of the Company pertaining to any travel and business expenses submitted by any executive officer of the Company for reimbursement over the past five (5) years.  Please indicate each instance where any expenses of a spouse, relative or other person that accompanied the executive on a business trip were reimbursed by the Company.

7.

Dillard’s Retirement Trust

Copies of all books and records of the Company pertaining to Dillard’s, Inc. Retirement Trust, including, without limitation, all documentation pertaining to the operation and management of the trust, communication with trust participants and the voting of shares of common stock of the Company held by the trust.

As used in this demand, the term “Company” shall include all subsidiaries thereof, as the context requires.

Barington and Clinton will bear the reasonable and documented costs incurred by the Company in connection with the production of the information demanded.

The purpose of this demand is to enable Barington and Clinton to investigate and communicate with the Company’s stockholders regarding matters relating to their mutual interests as stockholders, including, without limitation, the use of corporate assets, the levels and types of compensation, perquisites and benefits provided to directors and executive officers of the Company or related parties, the nature of any family, business or personal relationships between the Company’s executive officers and directors, Board oversight and certain decisions by the Board or its committees regarding the foregoing matters or otherwise affecting the Board, the management or corporate governance of the Company or other interests of stockholders ..

[Remainder of page intentionally left blank]

Page 29 of 30 Pages

Barington and Clinton each hereby designates and authorizes Kramer Levin Naftalis & Frankel LLP, Schulte Roth & Zabel LLP and MacKenzie Partners, Inc. and their partners, employees, agents and any other persons to be designated by them, acting singly or in any combination, to act as its agents and conduct the inspection and copying herein requested on our behalf.  Please advise Peter Smith (telephone 212-715-9401) of Kramer Levin Naftalis & Frankel LLP as to when and where the items demanded above will be available.  It is requested that the information identified above be made available as soon as it is available to the Company and, in any event, no later than December 16, 2008.

Very truly yours,

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By: Barington Companies Investors, LLC, its General Partner

By: /s/ James A. Mitarotonda

James A. Mitarotonda

Managing Member

CLINTON MULTISTRATEGY MASTER FUND, LTD.

By:  Clinton Group, Inc., its Investment Advisor

By:  /s/ George E. Hall

George E. Hall

Chief Executive Officer

Page 30 of 30 Pages

cc:

Dillard’s, Inc.

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Attention: Corporate Secretary

William T. Dillard, II

Chairman of the Board and Chief

Executive Officer

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Peter G. Smith, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Marc Weingarten, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Daniel Burch

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Mario Ponce, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

[Affidavits intentionally omitted]